Exhibit 99.1

DPL Reports Higher 2007 Full-Year Earnings;

Reaffirms 2008 and 2009 Earnings Guidance

DAYTON, Ohio – February 21, 2008 – DPL Inc. (NYSE: DPL) today reported 2007 year-end earnings from continuing operations of $1.80 per share compared to $1.03 per share for 2006.  Non-GAAP earnings from continuing operations (excluding unusual items) for 2007 were $1.53 per share compared to $1.40 per share for 2006.  Earnings per share information reported in this press release are based on diluted shares outstanding unless otherwise noted.  Total diluted shares outstanding were 117.8 million in 2007 and 121.9 million in 2006.

Non-GAAP Earnings Per Share Reconciliation

	2007	2006
Earnings from Continuing Operations (GAAP)	$1.80	$1.03
Exclude:
Executive Litigation Settlement	(0.17)	—
AEGIS Insurance Recovery	(0.07)	—
Gain on Corporate Aircraft Sale	(0.03)	—
Charge for Peaking Plant Impairment	—	0.37
Earnings from Continuing Operations (Non-GAAP)	$1.53	$1.40

Key operational drivers of higher year-end 2007 non-GAAP earnings from continuing operations compared to 2006 were:

•                  Retail revenue increase of $74.8 million or $0.40 per share due mainly to an environmental investment rider rate increase and a weather driven increase in retail sales;

•                  Lower interest expense of $21.2 million or $0.11 per share due to debt retirement and capitalized interest;

•                  Lower depreciation of $17.0 million or $0.09 per share due to peakers sold in 2006 and new depreciation rates for generation property in 2007;

•                  Lower fuel costs of $20.9 million or $0.11 per share due primarily to lower generation volume and lower average fuel prices; offset by

•                  Higher purchased power costs, excluding RTO ancillary and capacity charges, of ($98.8) million or ($0.53) per share mainly driven by lower availability at partner operated plants.

“We reached a number of significant milestones in 2007,” said Paul Barbas, DPL president and chief executive officer.  “Operationally, one of our most significant accomplishments was the progress we made on the scrubber project.  The Killen scrubber was successfully brought on line and is performing as planned.  Likewise, the four Stuart scrubbers are on track, with one unit already up and running.

“Financially, we achieved our goal of returning to investment grade with all three rating agencies; we successfully closed on the sale of peaking plants; and we increased the dividend on two separate occasions for a total increase of 10%.

“Going forward, DPL is well positioned to grow earnings and cash flow,” Barbas continued.  “Our environmental construction program is in its final stages, and on the revenue side, we are the only utility in Ohio to have a rate stabilization plan in place through 2010.

“For 2008, our focus is on execution, especially with regard to power plant operations.  DPL’s power production team has new leadership, has added management depth and expertise, and has reorganized to leverage resources and share best practices across plants,” Barbas concluded.

2008 and 2009 Earnings Guidance Reaffirmed

DPL reaffirms its 2008 earnings estimate range of $1.90 to $2.10 per share based on an estimated 118 million shares outstanding and 2009 earnings estimate range of $2.10 to $2.40 per share based on an estimated 120 million shares outstanding.

Conference Call and Webcast

At 9:00 a.m. on Friday, February 22, 2008, DPL Inc. will host a conference call and webcast to review year-end 2007 financial results.  The conference call will be available in listen-only mode for investors, media and the public by dialing 866-831-6272 for domestic participants or 617-213-8859 for international callers.  The access code is 15274297.  Please dial into the call at least fifteen minutes prior to the start of the call to register.

To access the live webcast, please go to DPL’s website at www.dplinc.com 15 minutes prior to the start of the conference call and follow the instructions.  The live webcast will be available for replay on the DPL Inc. website following the conference call.

2007 Financial Results

Revenues increased 9% to $1,515.7 million for 2007 compared to $1,393.5 million for 2006, primarily reflecting higher average rates for retail and wholesale sales, higher retail sales volume and an increase in regional transmission organization (RTO) ancillary revenue.  Retail revenues increased $74.8 million, or 7%. This was due to a 3% increase in average retail rates primarily relating to the environmental investment and storm recovery riders and a 3% increase in weather driven sales volume as total degree days increased 9% over last year.  RTO ancillary revenues increased $10.2 million over the same period in 2006 primarily due to the receipt of $8.7 million of PJM transmission and congestion credits.  During 2007, capacity revenues associated with the first year of PJM’s new regional pricing model (RPM) process increased $30.9 million (offset by $28.4 million of capacity expense reflected in purchased power).  Wholesale revenues increased $6.2 million, or 4%, primarily resulting from a 12% increase in wholesale average rates, partially offset by an 8% decrease in sales volume.

	Twelve Months Ended December 31,
$ in millions	2007	2006	Variance
Electric Revenues – Retail	$1,206.2	$1,131.4	$74.8
Electric Revenues – Wholesale	180.3	174.1	6.2
Electric Revenues – RTO ancillary	87.4	77.2	10.2
Electric Revenues – Capacity	30.9	0.0	30.9
Other Revenues, Net of Fuel Costs	10.9	10.8	0.1
Total Revenues	$1,515.7	$1,393.5	$122.2

Fuel, which includes coal, natural gas, oil and emission allowance costs, decreased $20.9 million, or 6%, in 2007 compared to the same period in 2006 due to lower average fuel prices and lower generation volume.

	Twelve Months Ended December 31,
$ in millions	2007	2006	Variance
Coal	$305.7	$324.1	$(18.4)
Natural Gas	17.1	17.1	0.0
Oil	6.4	6.1	0.3
Emission Allowance Costs	(1.0)	1.8	(2.8)
Total Fuel Costs	$328.2	$349.1	$(20.9)

Purchased Power costs increased $128.2 million in 2007 compared to the same period in 2006 resulting primarily from a $57.6 million increase in costs relating to higher purchased power volume and a $41.2 million increase due to higher average market rates.  The increase in purchased power volume was mainly the result of increased sales volume and reduced availability at partner operated generating facilities compared to the prior year due to planned and unplanned outages.  Capacity expense due to PJM’s new RPM process increased $28.4 million (offset by $30.9 million in PJM capacity revenue).

	Twelve Months Ended December 31,
$ in millions	2007	2006	Variance
Purchased Power	$208.4	$109.6	$98.8
RTO Ancillaries	50.4	49.4	1.0
Capacity Expense	28.4	0.0	28.4
Total Purchased Power	$287.2	$159.0	$128.2

Gross margin increased $14.9 million, or 2%, to $900.3 million in 2007 compared to the same period in 2006.  This result primarily reflected the favorable impact of both retail and wholesale revenues and lower fuel costs, offset by increased purchased power costs.

Operation and maintenance expense increased $7.4 million, or 3%, in 2007 compared to 2006.  Increased expenses included $30.6 million for power production operating and maintenance costs, and $3.0 million for overhead line and substation maintenance costs.  These increases were offset in part by a

$14.5 million insurance settlement; a $6.0 million gain on the sale of corporate aircraft; and a $4.2 million decrease in legal fees.

Depreciation and amortization expense decreased $17.0 million for 2007 from 2006.  This primarily reflected the absence of depreciation on the Darby and Greenville peaking units sold in April 2007 which reduced the expense by $10.0 million.  The decrease also reflected the impact of lower depreciation rates for generation property which were put into effect on August 1, 2007, reducing the expense by $9.5 million.  These decreases were partially offset by a $2.4 million increase due to higher plant balances caused by the installation of pollution control equipment.

Interest expense for 2007 decreased $21.2 million, or 21%, compared to the same period in 2006 primarily as a result of $15.5 million less interest associated with the redemption of DPL debt ($225 million 8.25% Senior Notes) and $9.1 million of greater capitalized interest associated with DP&L’s major construction projects.  These decreases were partially offset by $3.4 million of additional interest expense associated with DP&L’s $100 million 4.8% Series Pollution Control Bonds issued September 13, 2006.

Liquidity and Cash Flow

DPL’s cash and cash equivalents totaled $134.9 million at December 31, 2007, compared to $262.2 million at December 31, 2006, a decrease of $127.3 million.  In addition, DPL had $37.0 million in restricted funds held in trust at December 31, 2007 relating to the issuance of $90.0 million pollution control bonds to be used to fund pollution control capital expenditures.  The decrease in cash and cash equivalents was primarily attributable to $346.2 million in capital expenditures, $225.0 million used to retire long-term debt and $111.7 million in dividends paid on common stock.  These decreases were partially offset by $318.1 million in cash generated from operating activities, $158.4 million from the sale of the peakers and corporate aircraft, and $63.2 million of restricted fund draws for pollution control capital expenditures.

Construction additions were $347 million in 2007 compared to $352 million in 2006 and are expected to approximate $205 million in 2008.  Capital projects are subject to continuing review and are revised in light of changes in financial and economic conditions, load forecasts, legislative and regulatory developments and changing environmental standards, among other factors.  Over the next three years, DPL is projecting to spend an estimated $490 million on capital projects.  Construction additions in 2008 are expected to be financed with a combination of cash on hand, short-term financing, tax-exempt debt and cash flows from operations.

Shares Outstanding

Total shares outstanding for purposes of determining diluted earnings per share were 117.8 million in 2007 and 121.9 million in 2006.  Comparable numbers for determining basic earnings per share were

107.9 million in 2007 and 112.3 million in 2006.  The difference between basic and diluted shares outstanding relate primarily to 31.6 million warrants.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures.  Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP).

About DPL

DPL Inc. (NYSE:DPL) is a regional electric energy and utility company.  DPL’s principal subsidiaries include The Dayton Power and Light Company (DP&L); DPL Energy, LLC (DPLE); and DPL Energy Resources, Inc. (DPLER).  DP&L, a regulated electric utility, provides service to over 515,000 retail customers in West Central Ohio; DPLE engages in the operation of merchant peaking generation facilities; and DPLER is a competitive retail electric supplier in Ohio, selling to major industrial and commercial customers. DPL, through its subsidiaries, owns and operates approximately 3,750 megawatts of generation capacity, of which 2,800 megawatts are low cost coal-fired units and 950 megawatts are natural gas and diesel peaking units.  Further information can be found at www.dplinc.com.

Certain statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Matters discussed in the press release that relate to events or developments that are expected to occur in the future, including management’s expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters constitute forward-looking statements.  Forward-looking statements are based on management’s beliefs, assumptions and expectations of future economic performance, taking into account the information currently available to management.  These statements are not statements of historical fact and are typically identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions.  Such forward-looking statements are subject to risks and uncertainties, and investors are cautioned that outcomes and results may vary materially from those projected due to various factors beyond DPL’s control, including but not limited to: abnormal or severe weather and catastrophic weather-related damage; unusual maintenance or repair requirements; changes in fuel costs and purchased power, coal, environmental emissions, gas and other commodity prices; volatility and changes in markets for electricity and other energy-related commodities; increased competition and deregulation in the electric utility industry; increased competition in the retail generation market; changes in interest rates; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, emission levels, rate structures or tax laws; changes in federal and/or state environmental laws and regulations to which DPL and its subsidiaries are subject; the development of Regional Transmission Organizations, including PJM to which DPL’s operating subsidiary has given control of its transmission functions; changes in DPL’s purchasing processes, pricing, delays, contractor and supplier performance and availability; significant delays associated with large construction projects; growth in DPL’s service territory and changes in demand and demographic patterns; changes in accounting rules and the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; financial market conditions; the outcomes of litigation and regulatory investigations, proceedings or inquiries; general economic conditions; and the risks and other factors discussed in DPL’s filings with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date of the document in which they are made.  We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Inquiries concerning this report should be directed to:

Media Contact

Telephone (937) 224-5940

Investor Relations Contact

John Gillen

Senior Vice President and Chief Financial Officer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.

DPL Inc.

FINANCIAL DATA

(Unaudited)

(in millions, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Earnings Per Share of Common Stock - Basic:
—From Continuing Operations	$0.43	$0.04	$1.97	$1.12
—From Discontinued Operations	$—	$0.03	$0.09	$0.12
Total	$0.43	$0.07	$2.06	$1.24

Earnings Per Share of Common Stock - Diluted:
—From Continuing Operations	$0.40	$0.04	$1.80	$1.03
—From Discontinued Operations	$—	$0.02	$0.08	$0.12
Total	$0.40	$0.06	$1.88	$1.15

Earnings
—From Continuing Operations	$46.3	$4.3	$211.8	$125.6
—From Discontinued Operations	$—	$3.0	$10.0	$14.0
Total	$46.3	$7.3	$221.8	$139.6

Average Number of Common Stocks Outstanding:
Basic	108.4	107.2	107.9	112.3
Diluted	117.2	117.6	117.8	121.9

DPL Inc.

CONSOLIDATED STATEMENTS OF RESULTS OF OPERATIONS

	Three Months Ended December 31,		Twelve Months Ended December 31,
$ in millions except per share amounts	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues	$370.9	$351.0	$1,515.7	$1,393.5

Cost of revenues:
Fuel	78.5	86.9	328.2	349.1
Purchased power	69.7	35.6	287.2	159.0

Total cost of revenues	148.2	122.5	615.4	508.1

Gross margin	222.7	228.5	900.3	885.4

Operating expenses:
Operation and maintenance	74.7	68.0	272.8	265.4
Impairment of peaking stations	—	71.0	—	71.0
Depreciation and amortization	31.9	37.6	134.8	151.8
General taxes	27.2	26.1	111.8	108.6
Amortization of regulatory assets	2.5	2.4	10.8	7.6

Total operating expenses	136.3	205.1	530.2	604.4

Operating income	86.4	23.4	370.1	281.0

Net gain on settlement of executive litigation	—	—	31.0	—
Investment income	1.8	3.9	11.3	17.8
Interest expense	(21.6)	(25.1)	(81.0)	(102.2)
Other income (deductions)	0.3	(1.3)	2.9	(1.2)

Earnings from continuing operations before income tax	66.9	0.9	334.3	195.4

Income tax expense (benefit)	20.6	(3.4)	122.5	69.8

Earnings from continuing operations	46.3	4.3	211.8	125.6

Earnings from discontinued operations, net of tax	—	3.0	10.0	14.0

Net Income	$46.3	$7.3	$221.8	$139.6

Average number of common shares outstanding (millions):
Basic	108.4	107.2	107.9	112.3
Diluted	117.2	117.6	117.8	121.9

Basic earnings per share of common stock:
Earnings from continuing operations	$0.43	$0.04	$1.97	$1.12
Earnings from discontinued operations	—	0.03	0.09	0.12
Net income per basic common share	$0.43	$0.07	$2.06	$1.24

Diluted earnings per share of common stock:
Earnings from continuing operations	$0.40	$0.04	$1.80	$1.03
Earnings from discontinued operations	—	0.02	0.08	0.12
Net income per diluted common share	$0.40	$0.06	$1.88	$1.15

Dividends paid per share of common stock	$0.26	$0.25	$1.04	$1.00

DPL Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended December 31,
$ in millions	2007	2006
	(unaudited)
Cash flows from operating activities:
Net income	$221.8	$139.6
Less: Earnings from discontinued operations	(10.0)	(14.0)
Earnings from continuing operations	211.8	125.6

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	134.8	151.8
Impairment of peaking stations	—	71.0
Amortization of regulatory assets	10.8	7.6
Gain on settlement of executive litigation	(31.0)	—
Gain on sale of aircraft	(6.0)	—
Deferred income taxes	0.3	(32.7)
Captive insurance provision	(1.9)	(2.4)
Gain on sale of other investments	—	(2.2)
Changes in certain assets and liabilities	(28.2)	(24.1)
Deferred compensation	4.4	2.7
Other	23.1	(10.5)
Net cash provided by operating activities	318.1	286.8

Cash flows from investing activities:
Capital expenditures	(346.2)	(335.6)
Proceeds from the sale of peaking units, net	151.0	—
Proceeds from the sale of aircraft	7.4	—
Purchases of short-term investments and securities	—	(856.0)
Sales of short-term investments and securities	—	984.0
Net cash (used for) investing activities	(187.8)	(207.6)

Cash flows from financing activities:
Purchase of treasury shares	—	(400.0)
Issuance of pollution control bonds	90.0	100.0
Pollution control bond proceeds held in trust	(90.0)	(100.0)
Exercise of stock options	14.6	7.8
Tax impact related to exercise of stock options	1.3	1.9
Retirement of long-term debt	(225.0)	—
Withdrawal of restricted funds held in trust	63.2	89.9
Dividends paid on common stock	(111.7)	(112.4)
Issuance of short-term debt, net	95.0	—
Retirement of short-term debt, net	(95.0)	—
Net cash (used for) financing activities	(257.6)	(412.8)

Cash and cash equivalents:
Net change	(127.3)	(333.6)
Balance at beginning of period	262.2	595.8

Cash and cash equivalents at end of period	$134.9	$262.2

Supplemental cash flow information:
Interest paid, net of amounts capitalized	$87.8	$91.4
Income taxes paid, net	$115.6	$113.6
Non-cash financing and investing activities:
Restricted funds held in trust	$37.0	$10.1
Capital related liabilities	$45.6	$43.0

DPL Inc.

CONSOLIDATED BALANCE SHEETS

	At	At
	December 31,	December 31,
$ in millions	2007	2006
	(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$134.9	$262.2
Restricted funds held in trust	37.0	10.1
Accounts receivable, less provision for uncollectible accounts of $1.5 and $1.4, respectively	241.2	225.0
Inventories, at average cost	105.0	85.4
Taxes applicable to subsequent years	48.0	48.0
Other current assets	11.8	37.7
Total current assets	577.9	668.4

Property:
Held and used:
Property, plant and equipment	5,011.6	4,718.5
Less: Accumulated depreciation and amortization	(2,234.6)	(2,159.2)
Net property held and used	2,777.0	2,559.3

Assets held for sale:
Property, plant and equipment	—	283.5
Less: Accumulated depreciation and amortization	—	(132.3)
Net property held for sale	—	151.2

Other noncurrent assets:
Regulatory assets	165.2	169.0
Other deferred assets	46.5	64.3
Total other noncurrent assets	211.7	233.3

Total Assets	$3,566.6	$3,612.2

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Current portion - long-term debt	$100.7	$225.9
Accounts payable	163.1	169.4
Accrued taxes	110.8	155.2
Accrued interest	25.8	35.2
Other current liabilities	27.2	38.3
Total current liabilities	427.6	624.0

Noncurrent liabilities:
Long-term debt	1,541.5	1,551.8
Deferred taxes	374.9	355.2
Unamortized investment tax credit	40.7	43.6
Insurance and claims costs	20.0	21.9
Other deferred credits	266.3	280.7
Total noncurrent liabilities	2,243.4	2,253.2

Cumulative preferred stock not subject to mandatory redemption	22.9	22.9

Common shareholders’ equity:
Common stock, at par value of $0.01 per share	1.1	1.1
Warrants	50.0	50.0
Common stock held by employee plans	(39.7)	(69.0)
Accumulated other comprehensive loss	(9.2)	(6.5)
Retained earnings	870.5	736.5
Total common shareholders’ equity	872.7	712.1

Total Liabilities and Shareholders’ Equity	$3,566.6	$3,612.2

DPL Inc.

OPERATING STATISTICS

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

Sales (millions of kWh):
Residential	1,259	1,279	5,535	5,218
Commercial	952	929	3,990	3,835
Industrial	1,008	1,032	4,241	4,286
Other retail	357	359	1,468	1,428
Total retail	3,576	3,599	15,234	14,767

Wholesale	719	1,002	3,364	3,651

Total sales	4,295	4,601	18,598	18,418

Revenues ($ in thousands):
Residential	$122,220	$121,102	$532,956	$490,514
Commercial	79,670	76,958	321,051	300,908
Industrial	59,246	58,811	244,260	240,450
Other retail	23,689	23,146	94,568	88,307
Other miscellaneous revenues	5,639	2,559	13,340	11,174
Total retail	290,464	282,576	1,206,175	1,131,353

Wholesale	40,262	44,410	180,257	174,114

RTO ancillary revenues	36,997	21,536	118,386	77,231

Other revenues, net of fuel costs	2,366	2,465	10,911	10,821

Total revenues	$370,089	$350,987	$1,515,729	$1,393,519

Other Statistics:
Average price per kWh - retail (cents)	7.96	7.78	7.83	7.59
Fuel cost per net kWh generated (cents)	1.89	1.99	1.97	2.00
Electric customers at end of period	515,125	514,509	515,125	514,509
Average kWh use per residential customer	2,760	2,800	12,120	11,425
Peak demand - maximum one-hour use (mw)	2,727	2,540	3,270	3,240

Degree Days
Heating	1,838	1,903	5,326	5,076
Cooling	64	10	1,152	855

Inquiries concerning this report should be directed to:

John Gillen

Sr. Vice President and Chief Financial Officer

Telephone (937) 259-7033

The information contained herein is submitted for general information and not in connection with any sale or offer for sale of,

or solicitation of any offer to buy, any securities.